CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated May 23, 1998, on the financial statements and financial highlights of CornerCap Growth Fund, and our report dated July 29, 1997, on the financial statements and financial highlights of CornerCap Balanced Fund. Such financial statements and financial highlights appear in the 1997 Annual Report to Shareholders which is incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of CornerCap Group of Funds. We also consent to the references to our Firm in the Registration Statement and Prospectus.

  /s/ Tait, Weller & Baker
   TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
May 29, 1998